V-Square Quantitative Management
Sustainable Investing Reimagined
Compliance Manual Appendix

APPENDIX A.CODE OF ETHICS
V-Square Quantitative Management LLC (“V-Square” or the “Firm”) is dedicated to high standards of integrity and ethics and to maintaining the confidence of Clients. V-Square’s long-term business interests are best served by adherence to the principle that the interests of its Clients come first. V-Square has a fiduciary duty to Clients to act solely for their benefit. All Supervised Persons must put the interests of V-Square’s Clients before their own personal interests or the interests of the Firm and must act honestly and fairly in all respects in dealings with Clients. Supervised Persons must also comply with all applicable federal and state securities laws. In recognition of V-Square’s fiduciary duty to its Clients, observance of Advisers Act Rule 204A-1, and reflecting V-Square’s desire to maintain high ethical standards, V-Square has adopted this Code of Ethics containing provisions reasonably designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of Clients. Specifically, V-Square has a fiduciary duty to place its client’s interests ahead of its own and is prohibited from taking advantage of an investment opportunity at the expense of its clients and from:
•Employing any device, scheme, or artifice to defraud any client or prospective client.
•Engaging in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client.
•Making any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading
•Engaging in any principal transaction with a client without first making specified written disclosures and obtaining written consent.
•Engaging in any act, practice, or course of business which is fraudulent, or manipulative.
In accordance with our high ethical standards and in order to assist the Firm in meeting its obligations as an investment adviser, the Firm’s
Code incorporates the following general principles:
•Recognizes the Firm’s fiduciary duty and requires all Supervised Persons to act at all times in the best interests of clients.
•Conduct Firm business and personal securities transactions in a manner consistent with the Code of Ethics, which includes avoiding any actual or potential conflicts of interest and any abuse of an employee’s position of trust and responsibility.
•Avoid taking any inappropriate advantage of one’s position at the Firm.
•Maintain confidentiality of information concerning the Firm’s investment recommendations and client holdings and transactions.
•Provide complete and accurate disclosure of all material conflicts-of-interest.
The Firm believes that these general principles not only help the Firm fulfill its obligations undertaken as an investment adviser, but also protect the Firm’s reputation and instill in its employees the Firm’s commitment to honesty, integrity, and professionalism. Employees should understand that these general principles apply to all conduct, whether or not the conduct is also covered by more specific standards or procedures set forth or described below.
This Code of Ethics summarizes V-Square’s core values and describes principles and policies to be followed by all Supervised Persons. Personal integrity and honesty are as important to V-Square as technical competence and work ethic. V-Square places great trust, confidence, and responsibility in its Supervised Persons and depends on their fundamental honesty and integrity in daily relations with Clients, the public and fellow Supervised Persons. Each Supervised Person has an obligation to observe, comply with and support this Code of Ethics. Supervised Persons should avoid even the appearance of impropriety. Integrity is not an occasional requirement but a continuing commitment.
Adherence to this Code of Ethics and the related restriction(s) on personal trading is considered a basic condition of employment by V-Square. If you have any doubt as to the propriety or appropriateness of any activity, you

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should consult with the CCO who is charged with the administration of this Code of Ethics. Supervised Persons must promptly report any suspected violations of this Code of Ethics to the CCO.
Supervised Persons may not use V-Square’s proprietary or confidential information other than for the benefit of V-Square and its Clients.
If you have any questions regarding the application of any aspect of the Code of Ethics and related policies and procedures, please contact your immediate supervisor or the CCO.

Personal Investment and Trading Policy
Overview:
This Personal Investment and Trading Policy has been adopted by V-Square in an attempt to comply with various federal and state securities laws. In general, this policy: (a) requires Access Persons to submit to the CCO, or his/her designee, initial and annual reports disclosing personal securities holdings, as well as quarterly transaction reports, and (b) limits personal trading by Access Persons as defined below.
Definitions:
Access Persons: means any Supervised Person who has access to non-public information regarding any V-Square client’s purchase or sale of securities, or who is involved in making securities recommendations to V-Square’s clients or has access to such recommendations that are non-public. For purposes of the Code of Ethics, all V-Square executives and Employees are considered Access Persons. Directors are considered Access Persons unless they have met certain conditions, subject to the approval of the President and CCO. The CCO maintains a list of Directors that are not Access Persons.
Automatic Investment Plan: means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.
Beneficial Ownership: The term “beneficial ownership” means ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in securities. A “pecuniary interest” exists if a person has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in a security.
Employee: means any person employed by V-Square, whether on a full-time or a part-time basis. Long-term independent contractors are presumed to be Employees for purposes of this Code of Ethics, while short-term contractors are presumed not to be Employees for purposes of this Code of Ethics.
Family includes: Your Family includes your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support). Your children, regardless of age or domicile, if you or your spouse or domestic partner provides a significant portion of their support are members of your Family. In addition, any of these people who live in your household are included: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.
Keep in mind that even though members of your Family may be subject to their own employer’s code of ethics, they are still subject to this Code, even if this Code is more restrictive than that of their employer. There are a number of reasons why this Code covers transactions in which members of your Family have Beneficial Ownership. First, the SEC regards any benefit to a person that you help support financially as indirectly benefitting you, because it could reduce the amount that you might otherwise contribute to that person’s support. Second, members of your Family could, in some circumstances, learn of information regarding the Firm’s trading or recommendations for client accounts, and must not be allowed to benefit from that information.
Personal Account: The term “personal account” means any securities account in which an Access Person has any direct or indirect Beneficial Ownership and/or has any investment discretion.
Reportable Security: Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional

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undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing, except that the term “Reportable Security” does not include:
▪Direct obligations of the Government of the United States;
▪Bankers' acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;
▪Money market instruments (bankers’ acceptances; bank certificates of deposit);
▪Shares of open-end mutual funds (including open-end exchange traded funds), unless V-Square acts as the investment adviser or principal underwriter for the fund; and
▪Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds
The term “Reportable Security” also includes the right to acquire a security, an interest in a collective investment vehicle (such as a limited partnership or limited liability company), closed-end mutual funds and exchange traded funds registered as unit investment trusts.
Initial and Annual Holdings Reports:
▪Contents of Holdings Reports: Each Access Person must submit both initial and annual holdings report to the CCO that disclose all Reportable Securities in which he/she or his/her Family has Beneficial Ownership and any Personal Account(s) maintained by the Access Person and members of his/her Family. Each such report must contain, at a minimum: (a) the title and type of Reportable Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person or Family has any direct or indirect Beneficial Ownership; (b) the name of any broker, dealer or bank with which the Access Person or Family maintains a Personal Account; and (c) the date the Access Person submits the report. Access Persons may submit brokerage or custodial statements to V-Square in order to satisfy the foregoing initial and/or annual holdings report requirements. In the event that an Access Person submits brokerage or custodial statements to satisfy the initial and/or annual holdings report requirements, such Access Person must be certain that such statements include all required information.
▪Timing of Holding Reports: Access Persons must submit holdings reports within the following time frames:
▪Initial Holdings Reports: New Access Persons are required to report to the CCO, on the Initial Holdings Report Form provided by the CCO, all applicable Reportable Securities and Personal Accounts no later than ten (10) days after the commencement of their employment. The initial holdings report must be current as of a date not more than 45 days prior to the date the person becomes subject to this Code of Ethics.
▪Annual Holdings Reports: Existing Access Persons are required to report, on an annual basis (on or before February 14th of each year), to the CCO, on the Annual Holdings Report Form provided by the CCO, all applicable Reportable Securities and Personal Accounts. The annual report shall be current as of December 31st of the immediately preceding calendar year. Access Persons are not required to submit annual reports if such reports would duplicate information contained in brokerage / custodial statements submitted to the CCO.
Quarterly Transaction Reports:
▪     Contents of Transaction Reports: Each Access Person must submit a quarterly transaction report to the CCO that discloses all transactions by that Access Person or their Family in Reportable Securities in which such Access Person or their Family has Beneficial Ownership and all transactions in Personal Accounts during each calendar quarter. Each quarterly transaction report must contain, at a

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minimum, the following information with respect to each transaction: (1) the date of the transaction, the title, and the exchange ticker symbol or CUSIP number (as applicable), interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved; (2) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (3) the price of the Reportable Security at which the transaction was effected; (4) the name of the broker, dealer or bank with or through which the transaction was effected; (5) the opening or closing of any Personal Account within the quarter; and (6) the date on which the Access Person submits the report.
▪     Timing of Holding Reports: Access Persons must submit a quarterly transaction report, in the form provided by the CCO, no later than 30 days after the end of each calendar quarter, which report must cover, at a minimum, all transactions in Reportable Securities that occurred during the preceding quarter.
New Accounts:
All Access Persons must obtain the approval of the CCO prior to (1) opening any new Personal Account or (2) moving any Personal Account to a different broker or custodian.

Exceptions to Reporting Requirements:
No Access Person shall be required to submit:
▪Quarterly reporting with respect to Reportable Securities held in a Personal Account over which the Access Person had no direct or indirect influence or control.
▪A quarterly transaction report with respect to transactions effected pursuant to an automatic investment plan (but quarterly reports are required for any transaction that overrides the preset schedule or allocations of the plan).
▪A quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements that V-Square holds in its records so long as V-Square receives such confirmations or statements within the required time frames.

Restrictions on Personal Trading
Transaction in Reportable Securities: Access Persons or the Family may not acquire any
Beneficial Ownership in any securities without the prior written approval of the CCO. The President or Chief Investment Officer will be responsible for reviewing trade requests by the CCO.
Initial Public Offerings: Access Persons or their Family may not acquire any Beneficial Ownership in ANY securities in an initial public offering without the prior written approval of the CCO.
Private Placements and Limited Offerings: Access Persons or the Family may not acquire any Beneficial Ownership in ANY securities in a “limited offering,” including hedge funds and other private funds, without prior approval of the CCO. “Limited offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2), Section 4(6) or Regulation D under the Securities Act. The CCO, in determining whether approval should be given, will take into account, among other factors, whether the investment opportunity should be reserved for Clients and whether the opportunity is being offered to the Access Person by virtue of his or her position with V-Square. Sales of interests in any limited offering must also be approved by the CCO.

Management of Non-Adviser Accounts: Access Persons are prohibited from managing accounts for third parties who are not Clients of V-Square unless the CCO reasonably determines that the arrangement would not harm any Client, violate the general principles set forth in this Code of Ethics or compromise V-Square’s fiduciary duty to Clients. The CCO may require the Access Person to report transactions for such account and may impose such conditions or restrictions as deemed appropriate by the CCO under the circumstances.
Trading with Clients: As a fiduciary, V-Square is subject to strict rules regarding transactions with its clients. Therefore, before any Access Person engages in a transaction directly with a V-Square client, the Access Person must obtain the approval of the CCO.

Protection of Material Non-public Information and Statement against Insider Trading
Consistent with our duty to prevent insider trading and to fulfill our obligation to establish, maintain and enforce written policies and procedures to prevent insider trading, the Firm has adopted procedures to prevent and detect

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the misuse of material nonpublic information. These appear in the Compliance Manual in Section 5, Insider Trading Prevention and establish the policy that any Supervised Person of the Firm, and any other persons designated by the CCO or this policy as being subject to this policy:
▪who is aware of material, non-public information, may not, directly or indirectly through family members or other persons or entities, (a) buy or sell securities of the Firm or its Clients (other than pursuant to a pre-approved trading plan that complies with Rule 10b5-1 of the 1934 Act), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside of the Firm, including family and friends; or
▪who, in the course of working for or on behalf of V-Square, learns of material, non-public information about a company with which the Firm does, or is proposing to do, business, including a Client, customer or supplier of the Firm, may not trade in that company’s securities until the information becomes public or is no longer material.
Potential penalties for insider trading violations extend beyond Firm sanctions and include imprisonment for up to 20 years, civil fines of up to three times the profit gained or loss avoided by the trading, and criminal fines of up to $5 million. It could also expose V-Square to civil fines. If at any time you are uncertain whether you are in possession of material non-public information, contact the CCO. Please see the V-Square Compliance Manual section titled Insider Trading Prevention for additional details.

Gifts & Entertainment
Supervised Persons and members of their Family should not solicit, accept, retain or provide any gifts or favors which might influence decisions of the Supervised Person or the recipient in making business transactions involving V-Square or which others might reasonably believe could influence those decisions.
Generally, no gift may be accepted or provided by a Supervised Person that exceeds the de minimis value established by the Firm, currently set at $150- in monetary value, which the Firm has determined without obtaining prior approval in writing from the CCO. No
Supervised Person may give or accept gifts of cash or cash equivalents.
The policy does not apply to gifts of de minimis value (e.g., pens, notepads, doughnuts, pizza, modest desk ornaments, etc.) or to promotional items of nominal value that display a firm logo (e.g., umbrellas, tote bags, shirts, etc.) and “personal” gifts received because of kinship, marriage or social relationships entirely beyond and apart from an organization in which membership or an official position is held.
Ordinary and usual business entertainment is permitted so long as such entertainment is neither so frequent nor so extensive as to raise questions of impropriety. For an item to be considered “business entertainment,” the vendor must be present at the event/meal and there must be an opportunity to discuss matters relating to Adviser or Client business. For example, if a Supervised Person receives theater tickets from a vendor, the tickets are “business entertainment” only if the vendor attends the event and there is an opportunity to discuss business matters. If not, the tickets should be treated as a “gift” for purposes of this policy and subject to the limitations.
Regardless of the dollar value, Supervised Persons may not give a gift or provide entertainment that is inappropriate under the circumstances, or inconsistent with applicable law or regulations, to persons associated with securities or financial organizations, exchanges, member firms, commodity firms, news media, ERISA fiduciaries, or Clients of the Firm.
Certain Gifts and Entertainment Prohibited. Notwithstanding the foregoing, certain gifts or entertainment are always prohibited unless pre-cleared with the CCO. These include gifts and entertainment provided to:
▪Union Officials
▪ERISA Plan Fiduciaries
▪U.S. Public Officials
▪Foreign Officials, Foreign Governments and “Government Instrumentalities”
Persons in these categories are subject to specific laws and regulations (ERISA, Foreign Corrupt Practices Act) and may be prohibited from receiving gifts and/or entertainment or may be subject to specific reporting requirements. In assessing requests for pre-clearance, the CCO will review the requirements specific to the current facts and circumstances in approving or denying such requests. Please

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see V-Square Compliance Manual, Section 5 under the heading Gifts & Entertainment for additional details.

Outside Business Activities
Because of supervisory and conflict of interest concerns, the outside business and investment activities of V-Square Supervised Persons are monitored. Supervised Persons are asked to disclose current outside business activities as part of the annual certification process. Except for non-executive members of the Board of Managers, V-Square generally prohibits Supervised Persons from engaging in investment related activities, or being employed by or accepting compensation from any non-affiliated person as a result of any business activity that is substantively similar to one being conducted or developed by V-Square. Supervised Persons that wish to engage in outside activities must obtain pre-clearance of such activity from the CCO. In evaluating such requests, the CCO will consider whether the proposed activity may compromise a Supervised Person’s responsibilities to V-Square or its clients, or whether the activity may be viewed by the public as part of V-Square’s business.
This policy is designed to help the Firm and its Supervised Persons minimize conflicts of interest, and approvals may impose specific conditions or limitations on a given outside business activity. Supervised Persons with approved outside business activities cannot be involved with arranging or negotiating the terms of any business relationship between the other organization and the Firm unless approved by the CCO and have an ongoing obligation to notify the CCO if any new conflicts of interest arise as a result of the activity. For example, if the other organization began offering additional services or products, a new conflict of interest may develop. Please see V-Square Compliance Manual, Section 5 under the heading Outside Business Activities for additional details.

Political Contributions
V-Square recognizes that from time to time its Supervised Persons may interact with U.S. federal, state or local governments and public officials when conducting business on behalf of the Firm, and that its Supervised Persons may wish to participate, on a personal basis, in various political activities, including volunteer campaign activity. When engaging in such activity, the Firm and its Supervised Persons must not violate any applicable law – including but not limited to Rule 206(4)-5 under the Advisers Act (the “Pay to Play Rule”) – regarding political activity by investment advisers who do business with government entities. Furthermore, the Firm and its Supervised Persons should avoid any activity that creates an actual or perceived conflict of interest or an appearance of impropriety in light of the Firm’s existing or potential business relationships. Additionally, there may be applicable state and/or local rules governing such activities.
The Pay to Play Rule has three main prongs:
1.A two (2) year “time out” for contributions. An investment adviser may not receive compensation for providing advisory services, either directly or through associates or pooled vehicles, for two years if the adviser or its executives or employees make a political contribution to an incumbent or candidate for elective office of a government entity, subject to certain considerations.
A “contribution” includes any gift, subscription, loan, advance, deposit of money or anything of value made for the purpose of influencing an election for a federal, state or local office, including any payments for debts incurred in such an election and including any transition or inaugural expenses incurred by a successful candidate.
A “government entity” includes all state and local governments, their agencies, and all public pension plans and other collective government funds.
2.Restrictions on soliciting and coordinating contributions and payment. Advisers and their executives and employees may not solicit or coordinate campaign contributions from others for an elected official. The rules also prohibit solicitation and coordination of payments to political parties in the state or locality where the adviser is seeking business. These restrictions are intended to prevent advisers from circumventing the rule’s prohibition on direct contributions by “bundling” small employee contributions or making contributions indirectly.
3.Ban on third-party solicitations. An adviser and its associates may not pay a third party, such as a solicitor or placement agent, to solicit a government client on behalf of the adviser, unless that third party is subject to similar pay to play restrictions.
The Pay to Play Rule applies to contributions made by “Covered Associates” (as defined in

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the Pay to Play Rule), and the CCO maintains a list of Covered Associates. Although not all Employees are Covered Associates, V-Square applies this policy to all Employees and member of the Family.
A “Covered Associate” includes any general partner, managing member or executive officer (or individual with a similar status or function), any employee who solicits a government entity for the adviser and any person who supervises, directly or indirectly, such employee, and any political action committee controlled by the adviser or any of the foregoing persons.
New Hire “look back”. Political contributions made within two (2) years of becoming a Supervised Person may trigger a ban on V-Square receiving compensation for providing investment advisory services under Pay to Play Rules. It is the Firm’s policy that each proposed new hire must disclose political contributions made within the prior two years from the date of hire, which the CCO will review (the “look-back review”).
Personal Contributions. Without the prior written approval of the CCO, Supervised Persons and members of their Family are prohibited from making any campaign or other contributions, or solicit or help coordinate others in making any such contributions in any amount to any federal, state, county or municipal official or any candidate for such an office. Anyone wishing to make or solicit or coordinate such contributions may submit a contribution request in writing to the CCO.
Volunteer services provided to a campaign by Supervised Persons on their own personal time are not considered political contributions and are acceptable, although any activity involving soliciting or causing any contributions is prohibited. For example, Supervised Persons may not engage in fundraising in any way on behalf of covered candidates, even if it merely means hosting an event or having one’s name appear on the letterhead or any other portion of a fundraising communication.
Supervised Persons and members of their Family are prohibited from establishing, controlling or being involved with a political action committee or any other entity that makes political contributions at the state or local level or to a state or local official running for federal office.
Supervised Persons may not use other persons or entities (such as Firm affiliates, law firms, accountants, vendors, family members, or other third parties) to make a political contribution that cannot be made directly by a Supervised Person. Political contributions made by anyone other than a Supervised Person (e.g., a spouse, consultant, attorney, etc.) at the direction or suggestion of the Supervised Person will be considered to be made by that Supervised Person.
Supervised Persons are required to disclose any political contributions they have made no less frequently than annually.
Corporate Gifts to Public Officials. V-Square seeks to avoid any situation that raises a conflict of interest or creates an appearance of impropriety. Before offering or making any gift on behalf of the Firm or as a representative or Supervised Person of V-Square to a public official, a Supervised Person must first consult the CCO for guidance on applicable prohibitions or restrictions and obtain written approval. The Firm will not pay an honorarium (payment for a legally rendered service, such as an appearance or speech) to any federal or state candidates or officials unless prior approval is obtained from the CCO.
Contributions to Charitable Organizations Solicited by Public Officials. V-Square recognizes that its Supervised Persons may wish to participate, on a personal basis, in various charitable activities, including making or pledging charitable contributions or sponsoring events to raise charitable contributions. The Firm’s Supervised Persons generally may use their own funds to make charitable contributions.
As a matter of Firm practice, V-Square may wish to make charitable contributions. However, neither V-Square nor its Supervised Persons may support a tax-exempt organization as a means of seeking to influence Clients. Accordingly, charitable contributions solicited by a public official may only be made with the prior written approval of the CCO and may never be made with the intent to influence a particular act by such public official or by the official’s agency
Lobbying. Supervised Persons generally may use their own resources to seek to influence U.S. or state legislation, rulemaking or otherwise participate in lobbying activity on a personal basis. However, no Supervised Person may engage in any traditional lobbying or “grassroots” activity on behalf of the Firm, except with prior written approval by the CCO.

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In certain circumstances, the CCO may determine that a Supervised Person must register as a lobbyist in order to comply with applicable law.
Candidates and Officials Outside of the U.S. As noted above, political contributions to any political officials, candidates, parties or committees anywhere outside of the United States should be made in compliance with the Foreign Corrupt Practices Act (the “FCPA”) and with applicable local laws, rules or regulations. A political contribution may not be made with the intent to influence a particular act by a Client or by a candidate or official, or his or her agency, political party or committee. Political contributions to any political officials, candidates, parties or committees anywhere outside of the U.S. may not be made without the prior approval of the CCO.
Pre-Clearance, Review and Approval. All pre-clearance/approval requests should be submitted to the CCO well in advance of the date of intended political activity. The CCO will review each pre-clearance/approval request to determine whether the proposed political contribution is permissible and will inform the Supervised Person in writing of its conclusion. Supervised Persons and members of their Family may not make any political contribution requiring pre-clearance/approval unless and until they receive written approval of the request in writing from the CCO. Please see V-Square Compliance Manual Section 20, Political Contributions, for additional details.

Recordkeeping
The CCO will keep in an easily accessible place for at least five (5) years copies of this Code of Ethics, all broker's confirmations and periodic statements and reports of Access Persons, records of violations and actions taken as a result of violations, acknowledgments and other memoranda relating to the administration of the Code of Ethics. The CCO will maintain a list of all Access Persons currently and for the last five (5) years. All broker’s confirmations and periodic statements of Access Persons may be kept electronically.

Oversight of the Code of Ethics
Acknowledgment: The CCO will distribute a copy of this Code of Ethics annually to all Supervised Persons. The CCO will also promptly distribute to all Supervised Persons all amendments to this Code of Ethics. All
Supervised Persons are required annually to sign and acknowledge their receipt and understanding of this Code of Ethics by signing such form as may be approved by the CCO.
Review of Transactions: Each Access Person’s transactions in his/her Personal Account(s) will be reviewed on a regular basis. Any transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the CCO.
Sanctions: V-Square may impose such sanctions or remedial action as it deems appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment, and/or criminal or civil penalties.
Authority to Exempt Transactions: The CCO has the authority to exempt any Supervised Person from any or all of the provisions of this Code of Ethics if the CCO determines that such exemption would not harm any interests of a Client and is in accordance with applicable law. The CCO will document any exemption granted, describing the circumstances and reasons for the exemption.
Regular Meetings: As part of the Firm’s training program, the CCO endeavors to meet with and/ or contact newly hired Supervised Persons for the purpose of ensuring that all Supervised Persons understand the requirements of the Code of Ethics and that the CCO is exercising sufficient oversight and supervision of personal securities transactions. The CCO or a member of V-Square’s compliance team regularly provides firm-wide communications to help train Supervised Persons on the Firm’s compliance procedures and meets with Supervised Persons throughout the year fielding questions to ensure the Firm’s compliance guidelines and procedures are met.
Disclosures: The CCO will periodically, but not less than annually, review the current Code of Ethics in terms of V-Square’s ADV Part 2 Brochure and Part 3 Client Relationship Summary, if applicable, and make any necessary updates to disclosure and the description of the Code.

Confidentiality
All reports and any other information filed pursuant to this Code of Ethics will be treated as confidential to the extent permitted by applicable law.